Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Audit Committee and Board of Directors
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We hereby consent to the use in this Registration Statement on Form S-1 and the Application for Conversion on Form AC of our report dated March 12, 2010, relating to the financial statements of Jacksonville Bancorp, Inc. and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ BKD, llp

Decatur, Illinois
May 10, 2010